EXHIBIT 23.1

Consent of Independent Public Accounting Firm

We consent to the use of our report dated February 19, 2007 with respect to the financial statements of Charles Holston, Inc. as of and for the year ended December 31, 2006 included in Form 8-K/A of OMNI Energy Services Corp., filed with the Securities and Exchange Commission on or about May 16, 2007.

/s/ Wright, Moore, DeHart, Dupuis & Hutchinson, L.L.C.

Lafayette, Louisiana
May 16, 2007